Exhibit 10.151

AMENDMENT

CALIFORNIACARE

MEDICAL SERVICES AGREEMENT

BETWEEN BLUE CROSS OF CALIFORNIA AND

NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC.

This Amendment to the CaliforniaCare Medical Services Agreement is entered into at Woodland Hills, Los Angeles County, California, effective as of January 1, 1998 between BLUE CROSS OF CALIFORNIA and Affiliates (“BLUE CROSS”) and Northwest Orange County Medical Group, Inc.  (“PARTICIPATING MEDICAL GROUP”).

RECITALS

BLUE CROSS and PARTICIPATING MEDICAL GROUP have entered into a CaliforniaCare Medical Services Agreement (the “Agreement”‘), effective January 1, 1997, as amended.  The parties have agreed to the following amended terms of the Agreement.

NOW, THEREFORE, IT IS AGREED:

Section 1.02                            This Section shall be amended to read as follows:

PARTICIPATING MEDICAL GROUP is a California medical professional corporation, a legal entity organized under the laws of the State of California and comprised of physicians who desire to provide and arrange for health services to persons who are enrolled in BLUE CROSS’ CALIFORNIACARE programs.

Section 2.23                          This Section shall be amended to read as follows:

“Emergency” means a sudden onset of a medical condition manifesting itself by acute symptoms of sufficient severity (including, without limitation, sudden and unexpected severe pain) such that the patient may reasonably believe that the absence of immediate medical attention could reasonably result in any of the following:

A.           Placing the patient’s health in serious jeopardy,

B.             Serious impairment to bodily functions,

C.             Other serious medical consequences, or

D.            Serious and/or permanent dysfunction of any bodily organ or part.

Section 2.35                            This Section shall be amended to read as follows:

“Medically Necessary” means procedures, supplies, equipment or services that BLUE CROSS determines to be:

(1)          Appropriate for the symptoms, diagnosis or treatment of the medical condition; and

(2)          Provided for the diagnosis or direct care and treatment of the medical condition; and

(3)          Within standards of good medical practice within the organized medical community; and

(4)          Not primarily for the convenience of the Member’s physician or another provider; and

(5)          The most appropriate procedures, supplies, equipment or service which can safely be provided.  The most appropriate procedures, supplies, equipment or service or supply must satisfy the following criteria; (i) there must be valid scientific evidence demonstrating that the expected health benefits from the procedure, supply, equipment or service are clinically significant and produce a greater likelihood of benefit, without a disproportionately greater risk of harm or complications, for the Member with the particular medical condition being treated than other alternatives; and (ii) generally accepted forms of treatment that are less invasive have been tried and found to be ineffective or are otherwise unsuitable; and (iii) for hospital stays acute care as an inpatient is necessary due to the kind of services the Member is receiving or the severity of the medical condition, and safe and adequate care cannot be received as an outpatient or in a less intensified medical setting

Section 3.02                            This Section shall be amended to read as follows:

BLUE CROSS and PARTICIPATING MEDICAL GROUP agree that PARTICIPATING MEDICAL GROUP Physicians shall maintain a physician-patient relationship with each Member assigned to PARTICIPATING MEDICAL GROUP.  PARTICIPATING MEDICAL GROUP shall be solely responsible to the Member for treatment and medical care with respect to the provision of Capitation Services and arrangements for Non-Capitated Services.  PARTICIPATING MEDICAL GROUP may freely communicate with Members regarding the treatment options available to them, including medication treatment options, regardless of benefit coverage limitations.

Section 4.01                            Item E of this Section shall be amended to read as follows:

To engage the Referral Services of duly licensed board certified consultants, specialists and duly certified and licensed allied health professionals, responsible for delivering Covered Medical Services to Members.  A list of all referral physicians and other providers to whom PARTICIPATING MEDICAL GROUP refers Members for Referral Services shall be provided to BLUE CROSS upon request.  PARTICIPATING MEDICAL GROUP shall provide BLUE CROSS with revised copies of its form of agreements between PARTICIPATING MEDICAL GROUP and its contracted Referral Service providers and PARTICIPATING MEDICAL GROUP Physicians, as such are updated.

Section 4.11                            This Section shall be added to read as follows:

To provide BLUE CROSS, within seven (7) days of its request, a description of any policies and procedures related to economic profiling utilized by PARTICIPATING MEDICAL GROUP.  PARTICIPATING MEDICAL GROUP further agrees to comply with the requirements of the Knox-Keene Act related to economic profiling, including Health and Safety Code Section 1367.02(c).

Section 6.01                          Item D of this Section shall be amended to read as follows:

In the event care is provided to an ineligible person, based on an erroneous or delayed Eligibility Report, BLUE CROSS shall be financially responsible for all care provided by PARTICIPATING MEDICAL GROUP prior to the time PARTICIPATING MEDICAL GROUP received notice of that person’s ineligibility and, on the condition that PARTICIPATING MEDICAL GROUP shall supply BLUE CROSS with evidence that PARTICIPATING MEDICAL GROUP has unsuccessfully sought payment for all or a portion of the charges from the ineligible person, or the person having legal responsibility for the ineligible person, through two billing cycles, or through a period of sixty (60) days, whichever is greater.  In that event, BLUE CROSS’ responsibility for physician compensation shall be measured as set forth in the then current Blue Cross of California Prudent Buyer Plan Participating Physician fee schedule for the applicable region or the actual billed amount, whichever is less.  The obligations of BLUE CROSS under this Subsection D shall be conditioned upon (1) the exercise of prudent judgment by PARTICIPATING MEDICAL GROUP, evidenced by reasonable efforts to contact BLUE CROSS for verification of the eligibility of each Member prior to providing or arranging Covered Medical Services, and (2) submission to BLUE CROSS of both the claim and evidence of its unsuccessful collection efforts within twelve (12) months of the date of service.

Section 7.01                            This Section shall be amended to read as follows:

Exhibits D, G and G-1 (all incorporated by reference herein), set forth Capitation payments for new and renewing business.  The applicable Capitation payment for each Member assigned to PARTICIPATING MEDICAL GROUP, shall be paid monthly, prorated in accordance with Member eligibility.

Such Capitation payment shall be adjusted for Member age, sex and Benefit Agreement in accordance with age, sex and plan relativities that have been developed by BLUE CROSS based upon actuarial assumptions and BLUE CROSS’ utilization experience.  BLUE CROSS reserves the right to adjust such relativity factors, upon contract renewal, based upon BLUE CROSS(1) experience.

Effective January 1, 1998 Blue Cross shall increase the Capitation rates in effect for 1997 (excluding Durational Benefit Plans, AIM, CalKids, and non-commercial products such as Worker’s Compensation, Medi-Cal and Medicare Risk) for PARTICIPATING MEDICAL GROUP two and two-tenths of one percent (2.2%).

Effective January 1, 1999 Blue Cross shall increase the Capitation rates in effect for 1998 (excluding Durational Benefit Plans, AIM, CalKids, and non-commercial products such as Worker’s Compensation, Medi-Cal and Medicare Risk) for PARTICIPATING MEDICAL GROUP by two and two-tenths of one percent (2.2%).  Effective January 1, 1999 Blue Cross shall increase the Capitation rates in effect for 1998 for Durational Benefit Plans such as Plan “IC” (“Individual Durational”) and “L4” (“Small Group Durational”) for PARTICIPATING MEDICAL GROUP by six and no-tenths of one percent (6.0%).

Effective January 1, 2000 Blue Cross shall increase the Capitation rates in effect for 1999 (excluding Durational Benefit Plans, AIM, CalKids, and non-commercial products such as Worker’s Compensation, Medi-Cal and Medicare Risk) for PARTICIPATING MEDICAL GROUP by six-tenths of one percent (0.6%).

Effective January 1, 2001 Blue Cross shall increase the Capitation rates in effect for 2000 (excluding Durational Benefit Plans, AIM, CalKids, and non-commercial products such as Worker’s Compensation, Medi-Cal and Medicare Risk) for PARTICIPATING MEDICAL GROUP by one and five-tenths of one percent (1.5%).

Effective January 1, 2002 Blue Cross shall increase the Capitation rates in effect for 2001 (excluding Durational Benefit Plans, AIM, CalKids, and non-commercial products such as Worker’s Compensation, Medi-Cal and Medicare Risk) for PARTICIPATING MEDICAL GROUP by one and five-tenths of one percent (1.5%).

Section 7.07                           This Section shall be added to read as follows:

For those transplant Professional Capitation Services, including without limitation, bone marrow/stem cell and solid organ for which PARTICIPATING MEDICAL GROUP is financially responsible (i.e., professional component), PARTICIPATING MEDICAL GROUP shall pay for such services at the appropriate rate negotiated by BLUE CROSS for professional transplant services or at the rate negotiated by the PARTICIPATING MEDICAL GROUP, whichever is less.  If such payment has been made by BLUE CROSS, PARTICIPATING MEDICAL GROUP shall remit payment to BLUE CROSS within 45 days of BLUE CROSS’ written request or BLUE CROSS may adjust subsequent Professional Capitation payments to offset such payment amount.

Article VIII, Enrollment Protection, is hereby deleted in its entirety, effective January 1, 2000 and is replaced by the following:

Section 8.01

A.                                   BLUE CROSS and PARTICIPATING MEDICAL GROUP agree that PARTICIPATING MEDICAL GROUP shall assume full financial responsibility and liability for all Capitation Services.   BLUE CROSS agrees to compensate PARTICIPATING MEDICAL GROUP one dollar and eight cents ($1.08) per Member per month

B.                                     Prior to execution of this Agreement, PARTICIPATING MEDICAL GROUP shall provide to BLUE CROSS the following: (i) PARTICIPATING MEDICAL GROUP’S financial statement for its immediately preceding two (2) fiscal years; and (ii) PARTICIPATING MEDICAL GROUP’S cumulative financial statements for the current fiscal year.

C.                                     PARTICIPATING MEDICAL GROUP shall provide to BLUE CROSS evidence of coverage or reinsurance for professional services stop-loss with a carrier or self- insurance program acceptable to BLUE CROSS, within thirty (30) days of execution of this Agreement.

Section 12.02                This Section shall be amended to read as follows:

BLUE CROSS agrees to pay PARTICIPATING MEDICAL GROUP within forty-five (45) working days of receipt of a completed professional services claim form for authorized services rendered to members of HMO-USA participating plans.  Any claim under the HMO-USA Away From Home Care Program which would otherwise be the responsibility of BLUE CROSS under this Agreement shall be the responsibility of PARTICIPATING MEDICAL GROUP if such claim is not submitted to BLUE CROSS within twelve (12) months of the date of service.

Section 13.01                     This Section shall be amended to read as follows:

This Agreement shall be in effect for the period January 1, 1998 through December 31 2002.  Unless written notice of intent not to renew or of intent to modify this Agreement is provided at least one hundred twenty (120) days prior to December 31, 2002, this Agreement shall renew upon the same terms and conditions for consecutive one year periods each year thereafter.

Section 13.02                     This Section shall be amended to read as follows:

Should this Agreement be terminated pursuant to Section 13.01 above, PARTICIPATING MEDICAL GROUP agrees to continue to provide Capitation Services and to arrange Non-Capitated Services for all Members assigned to PARTICIPATING MEDICAL GROUP, including any Members who become eligible during the notice period set forth in Section 13.01 above; and to provide these services consistent with the terms and conditions of the applicable Benefit Agreements.  In such case, Capitation Services rendered to Members shall be compensated at the applicable rates set forth in the then current Blue Cross of California Prudent Buyer Plan Participating Physician Agreement fee schedule for the applicable region, until the annual anniversary dates of the Benefit Agreements of Members assigned to PARTICIPATING MEDICAL GROUP. The foregoing anniversary date limitation shall not apply with respect to the continuation of services, as required under Section 1373.96 of the California Health and Safety Code.

In the event this Agreement is terminated, BLUE CROSS shall have the right, but not the obligation, to directly pay any bills for expenses for Referral Services rendered to Members assigned to PARTICIPATING MEDICAL GROUP which remain outstanding on the date of termination. BLUE CROSS shall immediately be notified in writing of all such outstanding bills for Referral Services and BLUE CROSS shall have the right to set off the amount of such payments against any amount due PARTICIPATING MEDICAL GROUP for Capitation and Non-Capitated Services pursuant to Article IX, or any other payments due PARTICIPATING MEDICAL GROUP.

The right to set off such payments against any amounts due under this Agreement shall be in addition to any other rights BLUE CROSS may have under this Agreement, or in law or in equity.

Section 14.02                This Section shall be amended to read as follows:

Any problem or dispute arising under this Agreement and/or concerning the terms of this Agreement that is not satisfactorily resolved under Section 13.01 shall be arbitrated. The arbitration shall be initiated by either party making a written demand for arbitration on the other party. Arbitration shall be conducted by the American Arbitration Association (AAA) under the Commercial Rules of the AAA. The arbitration shall also be subject to California Code of Civil Procedure, Title Nine, Section 1280, et. seq., unless otherwise mutually agreed. The parties agree that the decision of the arbitrator shall be final and binding as to each of them, except to the extent that California or Federal law provide for the review of arbitration proceedings. BLUE CROSS waives any right to pursue, on a class basis, any such problem or dispute against PARTICIPATING MEDICAL GROUP, and PARTICIPATING MEDICAL GROUP waives any right to pursue, on a class basis, any such problem or dispute against BLUE CROSS. Issues as to whether malpractice was committed by a physician shall not be subject to Arbitration by the AAA unless otherwise agreed in writing by the parties and the AAA.

Section 16.03                     This Section shall be amended to read as follows:

Marketing, Advertising and Publicity. BLUE CROSS shall have the right to use the name of PARTICIPATING MEDICAL GROUP for purposes of informing Members and prospective Members of the identity of PARTICIPATING MEDICAL GROUP.

Except as provided above, BLUE CROSS and PARTICIPATING MEDICAL GROUP each reserve the right to control the use of their respective names and all symbols, trademarks or service marks presently existing, or later established. In addition, except as provided above, neither BLUE CROSS nor PARTICIPATING MEDICAL GROUP shall use the other party’s name, symbols, trademarks or service marks in advertising or promotional materials, or otherwise, without the prior written consent of that party, and shall cease any such usage immediately upon written notice of the party, or on termination of this Agreement, whichever first occurs. Any prohibition, restriction or limitation on advertising hereunder shall comply with the requirements of the Knox-Keene Act, including Health and Safety Code Section 1395.5.

Section 16.07                    This Section shall be amended to read as follows:

Notices. Any notice which is required or permitted to be given pursuant to this Agreement shall be in writing and shall either be personally delivered, or sent by registered or certified mail, in the United States Postal Service, return receipt requested, postage prepaid, addressed to BLUE CROSS or PARTICIPATING MEDICAL GROUP at the applicable address below. Notices shall be effective when received.

If to BLUE CROSS:	Blue Cross of California 21555 Oxnard Street Woodland Hills, CA 91367 Attn: Sr. VP, Network Development

If to PARTICIPATING MEDICAL GROUP:	NorthWest Orange County Medical Group 2600 Redondo Ave. Long Beach, Ca 90806 Attn: President

Section 16.08                   This Section shall be amended to read as follows:

Maximum Capacity.  The Maximum Capacity of PARTICIPATING MEDICAL GROUP during the term of this Agreement shall be 25,000 Members.

Exhibit G, Section II                                   Item E of this Section shall be amended to read as follows:

Effective January 1, 2000, total claims for Out-of-Network Expenses rendered to any single BLUE CROSS PLUS Member during the calendar year shall be limited to thirty five thousand dollars ($35,000).

Exhibit G, Section II                                   Item F of this Section shall be amended to read as follows:

Effective January 1, 2000 the liability of PARTICIPATING MEDICAL GROUP for expenses for Capitation Services rendered during the calendar year to any single Member enrolled in BLUE CROSS PLUS shall be limited to the applicable Enrollment Protection amount defined in Article VIM of the Agreement, as amended. Expenses considered under Enrollment Protection shall include expenses incurred by PARTICIPATING MEDICAL GROUP. Expenses for out-of-network services are not included.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their officers thereunto duly authorized on the date and year first above written. Upon acceptance of the parties, this Amendment shall become part of the Agreement effective January 1, 1998 and all provisions of the Agreement not specifically inconsistent herewith shall remain in full force and effect.

BLUE CROSS OF CALIFORNIA		NORTHWEST ORANGE COUNTY MEDICAL GROUP, INC.

Signature:	/s/ Barry Ford	Signature:	/s/ Pratihba Patel

Name:	Barry Ford	Name:	PRATIHBA PATEL, MD

Title:	Vice President	Title:	PRESIDENT
Network Development & Management

Date:	11-5-99	Date:	10/1/99

HARRIMAN JONES MSO

Signature:	/s/ James P. Agronick

Name:	JAMES P. AGRONICK

Title:	CEO

Date:	10/1/99